THOROUGHBRED INTERESTS, INC.

CERTIFICATE OF VOTING POWERS,
DESIGNATION OF PREFERENCES AND
RIGHTS OF PREFERRED STOCK BY RESOLUTION
OF THE BOARD OF DIRECTORS

     I, James D. Tilton, President, Treasurer, Secretary and sole Director of Thoroughbred Interests, Inc., a corporation organized and existing under the General Corporation Law of the State of Nevada, in accordance with the provisions of Section 78.195 of the Revised Statutes thereof, DO HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, the sole director, by written consent dated April 12, 2002, adopted a resolution providing for the issuance of a series of 5,000 shares of Class A preferred stock which resolution is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, such series of Preferred Stock to be designated Class A Preferred Stock Series, and to consist of 5,000 shares with a par value of $.001 per share and to have the following voting powers: The Class A Preferred shall have the right to vote on all matters with the holders of the Common Stock (and not as a separate class) on an “as converted” basis, based on the number of shares of Common Stock into which the Class A Preferred are convertible on the record date of any such action, and have the dividend rate, liquidation preference, rights of redemption and conversion rights, as follows.

1.     Dividends.

       (a)     The holders of the Class A Preferred shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $2.00 per share per month, accrued daily and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year in preference and priority to any payment of any dividend on the Common Stock. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If at any time dividends on the outstanding Class A Preferred at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all preceding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for the Common Stock of the Corporation or any other series of the Preferred Stock of the Corporation.

       (b)      Any dividend payable on a dividend payment date shall be paid in cash and in United States dollars.

       (c)      Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company, the holder and thus refunded to the Company.

2.     Liquidation Preference; Redemption.

       (a)      In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Class A Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Corporation to the holders of the Common Stock, the amount of $100.00 per share plus any and all accrued but unpaid dividends (the “Liquidation Preference”).

       (b)      A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation (other than a sale or transfer to a wholly owned subsidiary of the Corporation), shall, at the option of the holders of the Class A Preferred, be deemed a liquidation, dissolution or winding up within the meaning of this Section 2 if the shares of stock of the Corporation outstanding immediately prior to such transaction represent immediately after such transaction less than a majority of the voting power of the surviving corporation (or of the acquirer of the Corporation's assets in the case of a sale of assets). Such option may be exercised by the vote or written consent of holders of a majority of the Class A Preferred at any time within thirty (30) days after written notice (which shall be given promptly) of the essential terms of such transaction shall have been given to the holders of the Class A Preferred in the manner provided by law for the giving of notice of meetings of shareholders.

       (c)      The Corporation shall have the right to redeem any or all of the shares of Class A Preferred at any time prior to the Commencement Date (as hereinafter defined) upon payment in cash of the Liquidation Preference to the holders thereof.

       (d)      In the event that the Corporation shall, without the consent of the holders of the Class A Preferred and during such time as the Class A Preferred is still outstanding, effect any equity financing subsequent to the closing date of the sale of the Class A Preferred, including, but not limited to, the sale of Common Stock, preferred stock or convertible debentures, the holders of the Class A Preferred shall have the right to request, by written notice to the Corporation, the mandatory redemption of their shares of Class A Preferred at a price equal to the Liquidation Preference of the to-be-redeemed shares. Any such redemption shall be effected by the Corporation in cash and within three (3) business days of any request therefor.

3.     Class A Preferred - Optional Conversion. The holders of the Class A Preferred shall have optional conversion rights as follows:

       (a)     Right to Convert.      From and after September 20, 2002 (the “Commencement Date”), shares of Class A Preferred shall be convertible, at the option of the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (x) the Liquidation Preference of the Class A Preferred determined pursuant to Section 2 hereof on the date the notice of conversion is given, by (y) the Conversion Price determined as hereinafter provided in effect on the applicable conversion date. Notwithstanding the foregoing, the Company may extend the Commencement Date until December 20, 2002 by agreeing to pay the holder an extension fee of $25,000 in either cash or registered shares having an aggregate value of $25,000, on December 20, 2002.

       (b)     Mechanics of Conversion.      To convert shares of Class A Preferred into shares of Common Stock under Section 3(a), the holder shall give written notice to the Corporation (which notice may be given by facsimile transmission) that such holder elects (with the right to revoke) to convert the shares and shall state therein the date of the conversion, the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Promptly thereafter, the holder shall surrender the certificate or certificates representing the shares to be converted, duly endorsed, at the office of the Corporation or of any transfer agent for such shares, or at such other place designated by the Corporation; provided, that the holder shall not be required to deliver the certificates representing such shares if the holder is waiting to receive all or part of such certificates from the Corporation. The Corporation shall immediately issue and deliver to or upon the order of such holder, against delivery of the certificates representing the shares which have been converted, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The Corporation shall cause such issuance to be effected within five (5) business days and shall transmit the certificates by messenger or overnight delivery service to reach the address designated by such holder within five (5) business days after the receipt of such notice. The notice of conversion may be given by a holder at any time during the day up to 5:00 p.m. New York time and such conversion shall be deemed to have been made immediately prior to the close of business on the date such notice of conversion is given. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

       (c)     Determination of Conversion Price.

       (i)      The “Conversion Price” shall be equal to 80% of the average of the closing bid prices of the Common Stock as reported by NASDAQ during the five (5) consecutive trading days preceding the conversion date (including such date); provided, however, that if the conversion is effected by a holder at any time after January 1, 2003, the Conversion price shall be 75% of the average of the closing bid prices of the Common Stock as reported by NASDAQ during the five (5) consecutive trading days preceding the conversion date (including such date).

       (ii)      The “closing bid price” of the Common Stock on a trading day shall be the closing bid price of the Common Stock on NASDAQ or any other principal securities price quotation system or market on which prices of the Common Stock are reported. The term “trading day” means a day on which trading is reported on the principal quotation system or market on which prices of the Common Stock are reported.

       (iii)      If, during the period of consecutive trading days provided for above, the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

       (d)     Distributions.      If the Corporation shall at any time or from time to time make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its subsidiaries other than additional shares of Common Stock, then in each such event provision shall be made so that the holders of Class A Preferred shall receive, upon the conversion thereof, the securities of the Corporation which they would have received had they been the owners on the date of such event of the number of shares of Common Stock issuable to them upon conversion.

       (e)     Certificates as to Adjustments.      Upon the occurrence of any adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and cause the independent public accountants regularly employed to audit the financial statements of the Corporation to verify such computation and prepare and furnish to each holder of Class A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the reasonable written request at any time of any holder of Class A Preferred, furnish or cause to be furnished to such holder a like certificate prepared by the Corporation setting forth (i) such adjustments and readjustments, and (ii) the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Class A Preferred with respect to each share of Common Stock received upon such conversion.

       (f)     Notice of Record Date.      In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any security or right convertible into or entitling the holder thereof to receive additional shares of Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Class A Preferred at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

       (g)     Issue Taxes.      The Corporation shall pay any and all issue and other taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Class A Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

       (h)     Reservation of Stock Issuable Upon Conversion.      The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class A Preferred, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class A Preferred, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain any requisite shareholder approval.

       (i)     Fractional Shares.      No fractional shares shall be issued upon the conversion of any share or shares of Class A Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Class A Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Corporation or an authorized Committee thereof).

       (j)     Notices.      Any notice required by the provisions of this Section to be given to the holders of shares of Class A Preferred shall be effective (a) upon hand delivery by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second (2nd) business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To the Company:	Thoroughbred Interests, Inc. 127 South 6th Street Louisville, KY 40202 Attention: James D. Tilton Telecopier No.: (502) 584-4434

To the Buyer:	Pinnacle Investment Partners, Inc. c/o Hornblower & Weeks 110 Wall Street, 24th Floor New York, NY 10005 Attn: Mr. Chris Janish Telecopier No.: (212) 968-1749

       (k)     Reorganization or Merger.      In case of any reorganization or any reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person (other than a sale or transfer to a wholly owned subsidiary of the Corporation), and the holders of Class A Preferred do not elect to treat such transaction as a liquidation, dissolution or winding up as provided in Section 2 hereof, then, as part of such reorganization, consolidation, merger or sale, provision shall be made so that each share of Class A Preferred shall thereafter be convertible into the number of shares of stock or other securities or property (including cash) to which a holder of the number of shares of Common Stock deliverable upon conversion of such share of Class A Preferred would have been entitled upon the record date of (or date of, if no record date is fixed) such event and, in any case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Class A Preferred, to the end that the provisions set forth herein shall thereafter be applicable, as nearly as equivalent as is practicable, in relation to any shares of stock or the securities or property (including cash) thereafter deliverable upon the conversion of the shares of Class A Preferred.

4.     Re-issuance of Certificates.      In the event of a conversion (or, if applicable, redemption) of Class A Preferred in which less than all of the shares of Class A Preferred of a particular certificate are converted or redeemed, as the case may be, the Corporation shall promptly cause to be issued and delivered to the holder of such certificate, a certificate representing the remaining shares of Class A Preferred which have not been so converted or redeemed.

5.     Other Provisions.      For all purposes of this Resolution, the term "date of issuance" and the terms “Closing” or “Closing Date” shall mean the day on which Shares are first issued by the Corporation. Any provision herein which conflicts with or violates any applicable usury law shall be deemed modified to the extent necessary to avoid such conflict or violation. The term “NASDAQ” herein refers to the OTC Bulletin Board market on which the Common Stock of the Corporation is traded. If the Common Stock is listed on a securities exchange, or if another market becomes the principal market on which the Common Stock is traded or through which price quotations for the Common Stock are reported, the term “NASDAQ” shall be deemed to refer to such exchange or other principal market. The term “conversion date” shall mean the date on which the notice of conversion is received by the Corporation.

6.     No Adverse Actions.      The Corporation shall not in any manner, whether by amendment of the Certificate of Incorporation (including, without limitation, any Certificate of Designation), merger, reorganization, re-capitalization, consolidation, sales of assets, sale of stock, tender offer, dissolution or otherwise, take any action, or permit any action to be taken, solely or primarily for the purpose of increasing the value of any class of stock of the Corporation if the effect of such action is to reduce the value or security of the Class A Preferred.

7.     Attorneys’ Fees.      Any holder of Class A Preferred shall be entitled to recover from the Corporation the reasonable attorneys' fees and expenses incurred by such holder in connection with enforcement by such holder of any obligation of the Corporation hereunder.

8.     Additional Restrictions.      For as long as any shares of the Class A Preferred Stock are outstanding, the corporation will not amend the terms of the Class A Preferred Stock without the consent of the holders of the Class A Preferred Stock.

IN WITNESS WHEROF, said Thoroughbred Interests, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by James D. Tilton, its President, Treasurer, Secretary and sole Director this 18th Day of April, 2002.

/s/ James D. Tilton
James D. Tilton, President

STATE OF KENTUCKY           )
                                                      )         ss.:
COUNTY OF JEFFERSON       )

     On April 18, 2002, personally appeared before me, a Notary Public, James D. Tilton, who acknowledged that he executed the above instrument.

/s/ Notary Public
Notary Public